UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant          ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CROSSCOUNTRY INTERMEDIATE HOLDCO, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

This Schedule 14A relates to communications made after shareholders of Two Harbors Investment Corp. (“TWO”) have been sent or given a definitive proxy statement on Schedule 14A  related to proposed acquisition of TWO pursuant to the Agreement and Plan of Merger, dated as of March 27, 2026 (as amended on April 28, 2026), by and among TWO, CrossCountry Intermediate Holdco, LLC (“CrossCountry” or “CCM”) and CrossCountry Merger Corp., a wholly owned subsidiary of CCM.

The following press release was issued by CCM on May 5, 2026:

Setting the Record Straight: CrossCountry Mortgage’s Acquisition of Two Harbors Is the Only Certain Path to Value for Stockholders

CrossCountry’s Signed, Fully Financed All-Cash Agreement Provides Certainty That UWM’s Non-Binding Proposal Does Not

Cleveland, Ohio, May 5, 2026 - CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”), today issued the following statement in response to UWM Holdings Corporation’s (“UWM”) letters to Two Harbors Investment Corp. (“Two Harbors” or “TWO”) stockholders on April 30, 2026, and May 4, 2026.

UWM’s correspondence has several misleading claims and ignores the flaws with its proposal that make UWM’s bid fundamentally uncertain. UWM’s proposal is non-binding; CCM’s signed agreement provides certainty, enforceability, and the fastest timeline to value for TWO stockholders. Stockholders are being asked to choose between a signed, fully financed all-cash transaction and a non-binding proposal with no guaranteed path to closing.

UWM’s Financing Claims Require Careful Scrutiny

CCM originally entered into the merger agreement with a $2.0 billion secured financing commitment. On top of that existing commitment, CCM has now obtained an additional commitment for a $1.4 billion unsecured facility from Citi, bringing CCM’s total financing commitments to $3.4 billion. As the TWO Board has also concluded, we have certainty of funding required to deliver real cash to TWO stockholders to pay the full $11.30 per share in cash to every Two Harbors stockholder at closing. Our financing package is not dependent on collateral value, borrowing-base tests, or market conditions as UWM has speculated. In practical terms, UWM does not have committed financing equivalent to CCM’s signed agreement.

Additionally, given UWM’s over-levered profile relative to peer high yield issuers, UWM’s pro-forma financial position also introduces meaningful uncertainty around its ability to fund an all-cash transaction.

UWM’s Default Stock Consideration is Not Equivalent in Value to the Headline Cash Alternative

UWM’s December 2025 merger agreement with Two Harbors was terminated in part due to UWM’s declining stock price. However, UWM’s latest proposal maintains a default stock consideration with the same terms as the December agreement. The default stock consideration is worth $8.26 per share based on UWM’s closing share price on May 4, approximately 31% less than the headline cash alternative of $12.00 per share. Absent an active election, stockholders could receive consideration worth materially below the headline price.

UWM’s $12.00 headline price is only comparable if it can be signed, financed, approved, and closed on a timely basis, but it contains substantial timing risk, execution risk, litigation risk, regulatory restart risk, an $8.26 converted stock value, and transaction cost differences. TWO stockholders should focus on probability-weighted, time-adjusted value, not headline price.

UWM Would Need to Restart Regulatory Approvals Process

The acquisition of Two Harbors requires a complex series of regulatory approvals that are not mere formalities; they require detailed applications, financial reviews, and operational continuity assessments, and, in many cases, can lead to extended processing timelines.

CrossCountry has completed several acquisitions requiring regulatory approval and is very familiar with these complex requirements, whereas this is UWM’s first acquisition in its entire history. CCM has been actively engaged in the regulatory approval process, obtaining approximately half of the required 53 approvals. Our targeted closing date of August 2026 reflects real, tangible progress.

By contrast, UWM would have to restart the regulatory clock as Two Harbors would have to withdraw the current CCM notice filings with the Nationwide Multistate Licensing System (NMLS) and UWM would have to resubmit new notice filings and all 53 approvals would have to be obtained prior to Closing. This process customarily takes ~120 days which would significantly delay any UWM transaction and introduce meaningful execution risk.

To put it plainly: no stockholder should trade the certainty of a CrossCountry closing for the hope that UWM might someday obtain the approvals it needs.

UWM’s Previous Public Statements Bring into Question the Strategic Rationale for a Transaction and Introduce Significant Business Continuity Risk for TWO

UWM previously stated “the deal for us was a strategy to acquire their servicing book, not their operations, as ultimately there are no operational efficiencies to gain.” UWM further stated that Two Harbors “is effectively a melting ice cube.” UWM’s latest proposal to acquire Two Harbors for a premium is in direct contradiction to these prior statements, calling into question UWM’s true motivations.

Unlike UWM, whose non-binding proposal contains provisions that could lead to a mass exodus of employees and introduce significant business continuity risk between signing and closing, CCM has spent significant time engaging with the Two Harbors team since the March 2026 merger agreement, including in-person visits to all Two Harbors’ offices with our respective CEOs. Through the integration of Two Harbors, RoundPoint’s servicing operations, and its employees, CrossCountry will become a fully integrated mortgage company spanning the full customer lifecycle and our actions support our clearly articulated strategy.

The Bottom Line: CrossCountry Delivers Certainty of Value & Fastest Timeline to Closing

CCM has already increased its binding cash price to $11.30 while preserving closing certainty. TWO stockholders should not jeopardize financing certainty or regulatory progress to chase a non-binding proposal that has not demonstrated equivalent certainty.

Two Harbors stockholders face a clear choice:
	CrossCountry (Signed Merger Agreement)	UWM (Unsolicited Proposal — No Agreement)
Merger Agreement	Definitive agreement signed, publicly filed	No agreement — a non-binding letter revised multiple times
Consideration	$11.30 per share — all cash, value certain Termination fee paid directly by CCM
Default: 2.3328 UWM shares (currently valued at $8.26)

Alternative: cash election at $12.00

Uncertain stock value in historically volatile company

UWM could become significantly over-levered to pay any cash consideration

Financing	$2 billion of committed secured financing; $1.4 billion of additional committed unsecured financing	Questionable due to pro forma leverage and financial profile
Regulatory Progress	Approximately half of 53 required approvals in hand	No applications currently on file; will need to restart process on state and agency approvals
Closing Timeline	August 2026, supported by tangible progress towards necessary regulatory approvals	Highly uncertain — has no signed agreement and regulatory work will need to be restarted from the beginning
Rationale & Integration	Creates fully-integrated mortgage company; integration plans well underway	Public comments call into question true motivations; high risk of employee attrition leading to significant business disruption
Track Record with TWO	Signed agreement; raised consideration in response to competing bid; proceeding to close	Original all-stock deal collapsed with UWM stock; agreement terminated

CrossCountry remains committed to completing this transaction on the timeline and terms agreed with Two Harbors. A vote against the CCM merger is not a vote for $12.00 from UWM. It is a vote to reject the signed transaction and create uncertainty while UWM attempts to negotiate, sign, finance, and obtain approvals. We urge Two Harbors stockholders to vote in favor of the CrossCountry merger at the May 19 special meeting.

About CCM

CrossCountry Mortgage is the nation’s number one distributed retail mortgage lender with more than 9,000 employees operating over 1,000 branches and servicing loans across all 50 states, D.C. and Puerto Rico. Our company has been recognized ten times on the Inc. 5000 list of America’s fastest-growing private businesses and has received many awards for our standout culture. We offer more than 120 mortgage purchase, refinance and home equity solutions – ranging from conventional and jumbo mortgages to government-insured programs from FHA and programs for Veterans and rural homebuyers – and we are a direct lender and approved seller and servicer by Freddie Mac, Fannie Mae, and Ginnie Mae NMLS #3029. Through our dedication to getting it done, we make every mortgage feel like a win. For more information, visit crosscountrymortgage.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a definitive proxy statement on April 20, 2026. TWO commenced mailing of the definitive proxy statement to TWO stockholders on or about April 20, 2026. The proposed CCM transaction will be submitted to TWO common stockholders for their approval at a special meeting scheduled for May 19, 2026. TWO may also file other documents with the SEC regarding the proposed CCM transaction, including amendments or supplements to the definitive proxy statement. This communication is not a substitute for the definitive proxy statement or any other documents that TWO has filed or may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction.

INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain free copies of the definitive proxy statement and other documents filed or to be filed with the SEC by TWO through the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO, CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC, CrossCountry Merger Corp. and their respective directors, managers, executive officers and certain other members of management, employees and representatives may be deemed to be “participants” in the solicitation of proxies from TWO stockholders in connection with the proposed CCM transaction.

Information regarding TWO’s directors and executive officers and their ownership of TWO common stock is included in the definitive proxy statement filed by TWO with the SEC on April 20, 2026, including the sections captioned “Interests of TWO’s Directors and Executive Officers in the CCM Merger” and “Share Ownership of Certain Beneficial Owners and Management/Directors of TWO,” and in TWO’s Form 10-K/A filed with the SEC on April 27, 2026, including the sections captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO securities by TWO’s directors or executive officers from the amounts described in those filings are reflected in Statements of Change in Ownership on Form 4 filed with the SEC and available on the SEC’s website at www.sec.gov.

Information regarding CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC and CrossCountry Merger Corp. is included in the definitive proxy statement filed by TWO with the SEC on April 20, 2026, including the sections captioned “The Parties,” “The CCM Merger” and “The CCM Merger Agreement,” and in any amendments or supplements thereto. CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC and CrossCountry Merger Corp. have interests in the proposed CCM transaction, including by virtue of CrossCountry Intermediate Holdco, LLC’s role as acquiror under the merger agreement and CrossCountry Merger Corp.’s role as merger subsidiary under the merger agreement.

To CrossCountry’s knowledge, as of the date of this communication, CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC, CrossCountry Merger Corp. and their respective directors, managers and executive officers do not beneficially own any shares of TWO common stock.